EX-99.B4.f.

Charge Lock Option Rider #2

This rider prevents changes to your Rider Charge for your Attached Rider shown on the Charge Lock Option #2 Contract Schedule.  This rider will also reduce the amount of income you receive.

This rider forms a part of the Base Contract to which it is attached and is effective on the Charge Lock Date shown on the Charge Lock Option #2 Contract Schedule.  In the case of a conflict with any provision in the Base Contract or the Attached Rider, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider.  This rider terminates as indicated under the Conditions for Termination of this Rider provision.

Definitions

Definitions specific to this rider that are not in the Base Contract follow.

Base Contract
The contract to which this rider is attached.

Charge Lock Date
The date as of which we lock your Rider Charge. The Charge Lock Date occurs after receipt of an Authorized Request on the Quarterly Anniversary that the Rider Charge would have increased.

Last Performance Increase Date
The date after which you are no longer eligible to receive any Performance Increases.  The Last Performance Increase Date occurs on:
•	The earlier of the Benefit Date or the next Rider Anniversary on or after the Charge Lock Date, if the Charge Lock Date occurs before the Benefit Date; or
•	The Charge Lock Date, if the Charge Lock Date is the Benefit Date; or
•	The earliest Benefit Anniversary on or after the Charge Lock Date, if the Charge Lock Date occurs after the Benefit Date.

Charge Lock Option

If your Charge Lock Date is before the Benefit Date:
•	On and after the Charge Lock Date, your Rider Charge will never change;
•	If your Contract Value equals zero on the Last Performance Increase Date, this Rider terminates;
•
If your Contract Value is greater than zero on the Last Performance Increase Date, we set your initial annual maximum Income Focus Payment equal to the sum of each Income Value multiplied by the result of the associated Income Value Percentage minus the Income Value Percentage Decrease shown on your Charge Lock Option #2 Contract Schedule; and

•	After the Last Performance Increase Date, you will no longer receive any Performance Increases.

If your Charge Lock Date is on or after the Benefit Date:
•	On and after the Charge Lock Date, your Rider Charge will never change;
•	If your Contract Value equals zero on the Last Performance Increase Date, this Rider terminates;
•
If your Contract Value is greater than zero on the Last Performance Increase Date, we recalculate your annual maximum Income Focus Payment to equal the sum of each Income Value multiplied by the result of the associated Income Value Percentage minus the Income Value Percentage Decrease; and

•	After the Last Performance Increase Date, you will no longer receive any Performance Increases.

•

S40881-NY

General Provisions

Conditions for Termination of this Rider
This rider terminates on the  earlier of the following.
•	The Business Day that the Attached Rider terminates.
•	The Last Performance Increase Date if your Contract Value equals zero on the Last Performance Increase Date.

In all other respects the provisions, conditions, exceptions and limitations contained in the contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of New York
[                   /s/Gretchen Cepek                                                                             /s/ Thomas P. Burns]
[Gretchen Cepek]                                                            [Thomas P. Burns]
[Secretary]                                                                            [President]

S40881-NY                                                                               2

Charge Lock Option #2 Contract Schedule

Owner:                                [John Doe]                                           Contract Number:                                      [??687456]
[Joint Owner:                      [Jane Doe]]                                           Charge Lock Date:                                      [04/15/10]
Annuitant:                          [John Doe]
Covered Person(s):              [John Doe]
[Jane Doe]

Attached Rider:                                                                [Income Focus Rider]

Income Value Percentage Decrease:                             [1]%

Rider Charge:                                                                [1.3]%

S40883-NY